Exhibit 99.1
NEWS RELEASE
COMMERCE ENERGY GROUP REPORTS RECEIPT OF
DEMAND FOR ARBITRATION FROM ACN
COSTA MESA, CA. – March 2, 2006 — Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced that it received a notice of Demand for Arbitration relating to the Sales Agency Agreement between American Communications Network (“ACN”) and Commonwealth Energy Corporation (currently, Commerce Energy, Inc., (“Commerce”) a wholly-owned subsidiary of Commerce Energy, Group, Inc. (the “Company”)), which ACN terminated, effective February 9, 2006. Under the Sales Agency Agreement, ACN had provided to Commerce the services of its network of independent sales representatives to sell Commerce’s electric commodity and natural gas products and related services. As a result of ACN’s termination of the Agreement, ACN’s sales network ceased offering any of Commerce’s products on February 9, 2006.
When ACN terminated the Sales Agency Agreement, the Company believed that any obligation to pay future commissions to ACN was also terminated. Recently, attorneys for ACN delivered to the Company a Demand for Arbitration between ACN and Commerce alleging that Commerce is liable for more than $32,286,564 in actual and consequential damages and more than $6,776,009 in restitution on a variety of causes of action with respect to alleged future commissions arising after the termination of the Sales Agency Agreement, as well as more than $45,395,438 in punitive damages. These alleged damages include a claim for more than $32,286,564 for alleged “anticipatory breach of contract,” even though ACN acted to terminate the Sales Agency Agreement on its own. ACN’s Demand for Arbitration does not provide any calculations or factual support underlying these figures.
“We believe ACN’s claims are outrageous, and we do not believe Commerce is liable at all to ACN, let alone for alleged future damages under a contract that ACN unilaterally decided to terminate,” said Steven S. Boss, the Company’s Chief Executive Officer.
The Company believes that the ACN’s claims are without merit and intends to vigorously contest them in arbitration. The Company is also investigating counterclaims it may have against ACN.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone, Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers operating in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.

Contacts:	Commerce Energy Group, Inc.	PondelWilkinson Inc.
	Investor Relations	Cecilia Wilkinson/Wade Huckabee
	(800) 962-4655	310-279-5980
	InvestorRelations@commerceenergy.com	cwilkinson@pondel.com/
whuckabee@pondel.com
Forward-Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy cautions that while such statements are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that it projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the uncertainties of litigation, arbitration or other dispute resolution procedures, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.